EXHIBIT 10.1

DEVELOPMENT AGREEMENT

BETWEEN

UNITED PROPERTIES INVESTMENT LLC

AND

GRANITE CITY FOOD & BREWERY, LTD.

April 30, 2008

DEVELOPMENT AGREEMENT

THIS DEVELOPMENT AGREEMENT (hereinafter referred to as this “Agreement”), made, entered into and effective this 30th day of April, 2008, by and between GRANITE CITY FOOD & BREWERY, LTD., a Minnesota corporation, hereinafter referred to as “Granite City”, and UNITED PROPERTIES INVESTMENT LLC, a Minnesota limited liability company, hereinafter referred to as “Developer.”

WITNESSETH:

WHEREAS, Granite City operates casual dining restaurants featuring on-premises breweries under the name “Granite City Food & Brewery®”; and

WHEREAS, Granite City desires to enter into a development agreement with Developer for the purpose of Developer building such facilities and leasing them to Granite City; and

WHEREAS, Developer desires to construct and develop Granite City Food & Brewery restaurants (each a “Restaurant” and in the aggregate, the “Project”) at locations as determined by Granite City and Developer; and

WHEREAS, Granite City is willing to provide Developer with building plans and specifications and construction management expertise about the Granite City Food & Brewery Restaurants that has been developed by Granite City; and

WHEREAS, Developer shall provide human resources and expertise to finance, construct and develop the Restaurants;

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth in this Agreement and for other good and valuable consideration, the parties hereby contract as follows:

SECTION 1
DEVELOPMENT SERVICES

1.1                                 Developer shall perform all services relating to the development of the Restaurants, oversee the construction of each Restaurant, and perform such services and carry out such responsibilities with respect to the Restaurants as are set forth herein, and such additional duties and responsibilities as are reasonably within the general scope of such services and responsibilities.

1.2                                 Developer’s services shall consist of the duties set forth in the following subparagraphs of this Section 1.2 and as provided elsewhere in this Agreement:

(a)                                Developer shall be responsible for developing and constructing all elements of the Restaurant except for the Tenant’s Work and except for any task specifically allocated to Granite City in Section 2.1 herein.

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(b)                               Work with Granite City to establish mutually acceptable Project cost goals and to establish a Total Project Cost (as defined in Section 7.1(c) herein) for each Restaurant approved by Granite City (“Approved Total Project Cost”).

(c)                                Negotiate the terms and conditions of the purchase agreements or ground lease agreements between Developer and land owners to be used to acquire all properties related to the development (“Land Agreement”).

(i)                                     Prior to negotiating a Land Agreement for a Restaurant site, Developer shall consult with Granite City concerning the basic terms and conditions of such agreement.  The final Land Agreement shall be subject to the written consent of Granite City which shall not be unreasonably withheld.

(ii)                                  Developer shall provide Granite City copies of the following documents prior to closing the Land Agreement for such property for each Restaurant:

(1)                                  Title Insurance Commitment and copies of all documents constituting an exception to title.

(2)                                  Survey meeting ALTA/ACSM Land Title Standards, whenever possible, and if not possible, such surveys as can be procured as close to such standards as possible at reasonable cost.

(3)                                  All environmental audits, tests and reports.

(4)                                  All geotechnical investigation reports.

(iii)                               Enter into the Lease with Granite City or with a subsidiary of Granite City guarantied by Granite City pursuant to Section 7 herein.  The Lease shall be based on the standard Granite City form to be negotiated and agreed upon by the parties and attached as Exhibit A, all post-execution of this Agreement.

(iv)                              Close the Land Agreement and thereby acquire the Restaurant site in time to commence construction per the Development Schedule in Section 3 herein.

(d)                               Negotiate the terms and conditions of a Guaranteed Maximum Cost construction contract between Developer and a general contractor (“Construction Contract”) after obtaining bids on the construction of the Restaurant from three general contractors for the construction work being performed by Developer at a specific site (“Contractor’s Work”).  The total construction cost of Contractor’s Work shall be limited to a “Guaranteed Maximum Cost.”  Prior to negotiating a Construction Contract, the Developer shall consult with Granite City concerning the basic terms and conditions of such contract, and perform appropriate financial due diligence.  The final Construction Contract shall be subject to the written consent of Granite City not to be unreasonably withheld including but not limited to approval of all contractor warranties, allowable costs, disallowed costs, fee amount, overhead amount, insurance requirements, indemnities, and “Completion Date.”  The Developer shall cause the general contractor to coordinate Tenant’s Work as set forth on Exhibit C in conjunction with Contractor’s Work to achieve substantial completion.  Provided the General Contractor has adequate expertise in Tenant Work, Developer and Granite City anticipate to attempt to utilize the same contractor for Contractor’s Work and Tenant’s Work with separate contracts between the contractor and each party for the specific work.  The Developer may select a related party as the general contractor but only with Granite City’s prior written consent.

(e)                                The Restaurant Project will be deemed substantially complete when (i) governmental approvals, permits and inspections have been achieved or passed for Contractor’s Work, and (ii) the only legal or functional impediment to Granite City conducting its Restaurant operations in the Restaurant is completion of the Tenants Work, and (iii) when the Restaurant Project’s external and internal appearance is appropriate for public operations; subject to minor punchlist items to be completed during the completion of the Tenants Work.  The parties shall discuss the selection of each general contractor prior to selection and such general contractor shall be subject to Granite City’s written approval which shall not be unreasonably withheld.

(f)                                  Consult with Granite City prior to entering into any Construction Contract as to which contracts Granite City believes should be awarded on a competitive bidding process, not to require acceptance of the lowest bid and further to provide for such bidding process.  Developer, through its Project Manager, will obtain at least three competitive bids for each site.

(g)                               Consult with Granite City as to which furniture, fixtures and equipment shall be included or excluded from the Construction Contract.

(h)                               Determine local code requirements in order to assure that such code requirements are satisfied by the plans and specifications referenced in the initial request for construction bids and construction contracts (as opposed to requiring change orders).

(i)                                   Negotiate the terms and conditions of a contract with an architectural firm, which firm and contract is acceptable to Granite City, such contract shall include provisions to provide final drawings and construction plans and specifications for each Restaurant.  Developer shall pay the architect’s fee which shall be part of the Total Project Cost.  Developer shall be entitled to utilize the plans and specifications now and in the future for the Project.  Granite City shall own exclusive rights in the plans and specifications for the Restaurants, and shall own the plans and specifications for purposes of constructing the Tenant’s Work on each Restaurant and for purposes of being the sole party authorized to permit use of the plans and specifications or modifications thereof at other sites (subject to architect’s rights to the plans and specifications which the parties will try to minimize in negotiations).  Granite City shall advise Developer on various final plan details and site plans, and the final construction plans and specifications shall be subject to Granite City’s written approval.  Such plans and specifications shall not be modified, supplemented, or amended without Granite City’s prior written consent and approval; provided, however, that Developer shall be allowed to amend non-material items throughout the period of construction, if such item would not have a material effect on the operation of the Restaurant and if such change would not increase the construction cost of the Project by more than $1,000 for any single amendment nor by more than $5,000 for all such amendments collectively.

(j)                                   Negotiate the terms and conditions of other necessary and appropriate contracts between Developer and contractors and professionals (i.e. appraisers, soil engineers, environmental engineers, civil engineers, etc.) as required to complete facilities.  Developer shall require (i) the general contractor to carry and maintain adequate builder’s risk insurance; (ii) all such contractors to carry and maintain adequate general liability insurance,  and (iii) professionals to have adequate liability and errors and omissions insurance, and all such contracts shall have adequate indemnity and insurance provisions so as to protect both Developer and Granite City from errors and omissions and negligent acts by such contractors and professionals.

(k)                                Secure all financing and funds necessary to fund the Total Project Cost.

(l)                                   Coordinate with the project engineers and architects obtaining the approvals needed from local, state, and federal, governmental units and agencies as required to obtain all needed permits for all Restaurant facilities and improvements.  Developer shall periodically review with Granite City any design or site plan negotiations with such governmental units and agencies and all final agreements regarding site plans shall be subject to Granite City’s written approval which shall not be unreasonably withheld.

(m)                             Provide a secure, web-based application that provides real-time project status, expected completion date and project management tools to allow Granite City to monitor the Project from the Internet.

(n)                               Approval or Disapproval of any Restaurant site.

(o)                               Approval or Disapproval of the Total Project Cost.

(p)                               Provide periodic cost estimates to Granite City for completion of facilities, and use reasonable efforts to cause revisions to be made to plans and specifications which are approved by Granite City to cause costs to be equal to or less than the Guaranteed Maximum Cost.

(q)                               Conduct meetings pursuant to a construction strip schedule with any and all architects, engineers, contractors, consultants, suppliers, Granite City, and all other involved individuals and entities.

(r)                                  Coordinate and communicate development activities between all parties, contractors, governmental agencies, representatives, and Granite City.

(s)                                Assist in supervising construction including consultation with contractors, architects, engineers, Granite City and all other involved individuals and entities.

(t)                                  Permit periodic formal inspections of the construction process and Project by Granite City and its agents at such times and frequency as Granite City may require.

(u)                               Perform and observe in timely fashion each and all of its covenants conditions, obligations and agreements under the construction contract in accordance with the terms and conditions thereof.

(v)                               Promptly notify Granite City of any default or breach of or under the Construction Contract by any party thereto or of any failure of performance or other condition that with the giving of notice or the passage of time, or both, would become a default.

(w)                             Coordinate payments to contractors and suppliers and assist in making recommendations for payment for dispute work.

(x)                                 Arrange for the construction of required public infrastructure (sewers, streets, etc.) by governmental bodies and advise Granite City as to any estimated special assessments which need to be taken into account in Granite City’s budget.

(y)                               Assemble all Project documents and records including, but not limited to, guarantees, warranties, lien releases, operating manuals, drawings, and other documents referred to in the specifications of the facilities.

(z)                                 Prepare punch lists with Granite City upon substantial completion of each facility and supervise corrections of the items and work on such punchlists pending final completion of each facility.

(aa)                         Provide timely reporting of Project status to all parties.  Developer acknowledges that it is critical to deliver each Restaurant substantially completed by the construction contract Completion Date because Granite City (i) will expend substantial amounts for the purchase of furniture, fixtures, and equipment which will be delivered and paid for at a time that is prior to the Completion Date and (ii) will, at significant cost, hire and train a substantial number of employees some of whom will have to be paid whether or not the Restaurant is substantially complete on the Completion Date.

(bb)                          Developer shall be obligated to deliver the Restaurant substantially complete by the Completion Date subject to Unavoidable Delay.  Unavoidable Delay shall mean delays in the performance of obligations under this Agreement due to acts of God, acts of the public enemy, acts of Granite City, other than customary performance by Granite City of Tenant’s Work or performance in accordance with the Schedule in Section 3.1, performance, which delays the completion of Developer’s work or late delivery by Granite City’s suppliers, failure of unrelated third parties to perform binding contracts with Developer, the direct unavoidable result of strikes, walk outs and lockouts which could not be reasonably anticipated, fire, floods, epidemics and quarantines, unavailability of power, unavailability of materials which would not reasonably be anticipated, the requirement to remediate environmental conditions other than as noted in environmental audits procured prior to commencing construction, the requirement to correct concealed conditions not revealed by adequate soil tests, action or inaction of governmental authorities, unusually severe weather not reasonably anticipatable, casualty to the Project improvements, and litigation which delays construction by injunction, provided no such occurrence shall constitute “Unavoidable Delay” for a party unless the party gives written notice to the other party of such occurrence within thirty (30) days of the party’s knowledge of its first occurrence.  For each day of Unavoidable Delay, one day shall be added to the Development Schedule under this Agreement for completion of the affected task and any subsequent task the commencement of which is dependent on completion of the affected task.  The parties may amend the Development Schedule by change order to incorporate those changes in completion dates for affected tasks in order to assure agreement on such matters.

(cc)                            Subject to Unavoidable Delays, deliver to Granite City first class quality Restaurants constructed in accordance with approved plans and specifications within time frames provided by this agreement and the leases to be entered into by Developer and Granite City.

1.3                                 Restaurant Fee.  For each Restaurant developed, Developer will earn a $75,000 fee (“Restaurant Fee”).  The Restaurant Fee shall be part of the Total Project Cost.  Developer shall not be entitled to additional reimbursement for site selection expenses or travel expenses.

SECTION 2
RESPONSIBILITIES OF GRANITE CITY

2.1                                 Granite City’s obligations are set forth in the following subparagraphs of this Section 2, and as provided elsewhere in this Agreement; provided, however, that if the performance of any duty of Granite City set forth in this Agreement is beyond the reasonable control of Granite City, Granite City shall nonetheless be obligated to (1) use its best efforts to perform such duty and (2) promptly notify Developer that the performance of such duty is beyond its reasonable control.  Granite City shall:

(a)                                Review and provide written consent or rejection for all site selections for each Restaurant as provided by Developer.

(b)                               Negotiate and enter into a lease with Developer in accordance with Sections 3 and 7 herein.

(c)                                Approve or disapprove, in writing, the plans and specifications of each Restaurant.

(d)                               Approve or disapprove, in writing, the Guaranteed Maximum Cost in the construction contract and approval or disapproval in writing of the Total Project Cost.

(e)                                Provide all communication to Developer in a timely manner to expedite development activities between all parties, contractors, governmental agencies, and other representatives.

(f)                                  Provide written materials containing the instructions, requirements, standards, specifications and procedures for the development and construction of Granite City Food & Brewery Restaurants.

(g)                               Acquire, construct, and install the Tenant’s Work described in Exhibit C herein.

(h)                               Obtain the liquor license and brewing license for each Restaurant.

SECTION 3
DEVELOPMENT SCHEDULE

3.1                                 Development Process.  Recognizing that time is of the essence, Developer (D) and Granite City (GC) acknowledge and agree that a material provision of this Agreement is that the following development schedule must be completed within ten (10) days of the parties selecting a site and adhered to during the term of this Agreement.  The Development Schedule for Restaurants subject to this Agreement will be completed with Exhibit D as a guide:

a.	Identification of city or metropolitan area (“Market”) for Project (GC)	As initiated by GC

b.	Site Selection (GC & D)	days after Market Identification

c.	Executed Land Agreement (D)	days after Site Selection

d.	Modified Plans and Specifications (GC)	days after Site Selection

e.	Estimate of Project Cost (D)	days after delivery of Plans and Specifications

f.	Approval or Disapproval of Total Project Cost Budget (GC and D)	days after estimate of costs

g.	Approval or Disapproval of Restaurant Site (D and GC)

h.	Execution of Lease (D and GC)	days after

i.	Acquisition of Liquor License (GC)*	days after

j.	Acquisition of Brewing License (GC)	days after

k.	Expiration of Contingency Period under Land Agreement (D and GC)

l.	Closing of Land Purchase under Land Agreement (D)

m.	Commencement of Developer Construction (D)**	months after Land Agreement executed

n.	Commencement of Granite City Construction (GC)	days after

o.	Completion of Developer Construction (D)	months after commencement of construction

p.	Completion of Granite City Construction (GC)	days after

*                                         Granite City may waive acquisition of liquor license on schedule if Granite City has entered into a purchase agreement to purchase a liquor license

**                                  Construction of a Restaurant shall be deemed to commence upon Developer commencing material and continuous work under the general construction contract.

3.2                                 Failure to Comply with Development Schedule.  The Developer or Granite City’s failure to comply with the above Development Schedule without material contribution to such failure by the other party will constitute a material breach of this Agreement by the defaulting party and, in that event, the non-defaulting party will have the right to terminate this Agreement as provided in Section 4.2.  Termination of this Agreement as a result of the defaulting party’s failure to meet the Development Schedule set forth above will not affect an individual Restaurant which is in compliance with the Development Schedule or for which a lease has been executed, but will terminate the contract with respect to the obligation to construct or lease additional Restaurants with Developer.

SECTION 4
EVENTS OF DEFAULT

4.1                                 Defined.  The term “Event of Default” shall mean any failure by any party to observe or perform any material covenant, condition, obligation or agreement on its part to be observed or performed under this Agreement, insolvency of a party, the filing of a petition in bankruptcy by a party or the filing of a petition in bankruptcy against such party which is not dismissed within sixty (60) days.

4.2                                 Remedies.

(a)                                  Default by Developer.  Whenever any Event of Default occurs as a result of an act or omission of Developer, after providing thirty (30) days written notice to Developer of the Event of Default, and only if the Event of Default has not been cured within thirty (30) days of Developer receiving such notice, Granite City may, as its sole and exclusive remedies:

(i)                                     suspend Granite City’s performance under this Agreement; and/or

(ii)                                  cancel, rescind or terminate this Agreement.

(b)                                 Default by Granite City.  Whenever an Event of Default occurs as a result of an act or omission of Granite City set forth in this Agreement, Developer shall have, as its sole and exclusive remedy, the right to terminate this Agreement after providing thirty (30) days written notice to Granite City of the event of default, but only if the event of default has not been cured within said thirty (30) days.  Developer’s inability to sell Restaurants sites shall not be an Event of Default that entitles Developer to exercise its remedies.

4.3                                 Termination.  Upon termination of the Agreement,

(a)                                  Developer will have no further right or obligation to construct Restaurants.

(b)                                 Granite City will have the right to develop and construct Restaurants in any location and to contract with another party for development in any location.

(c)                                  Neither party shall have further liabilities under this Agreement except as provided in Section 4.3(d) and 4.3(e) below but both parties shall remain obligated under any lease they have entered into pursuant to this Agreement.

(d)                                 Granite City will have the right but not the obligation to take assignment from Developer of any existing land purchase agreements for sites identified as Restaurant sites pursuant to this agreement for a purchase price equal to the amount, if any, of Developer’s out of pocket costs relating to such site, and the right but not the obligation to purchase from Developer any uncompleted Restaurant facility subject to this Agreement, and not subject to an executed lease between the parties, for a price equal to the lesser of the Total Project Cost or the amount of allowable costs incurred by Developer to date of exercise of Granite City’s purchase.

(e)                                  Notwithstanding the above, neither Granite City or the Developer shall terminate this Agreement on account of a default which is not a material default (as defined below), provided the defaulting party uses commercially reasonable efforts to cure the default.  For purposes of this Agreement a Material Default means a default which either delays the Completion Date by at least 30 days or causes the nondefaulting party at least $50,000 in damages.

(f)                                    Notwithstanding the above, termination of this Agreement will not affect an individual Restaurant which is in compliance with the Development Schedule or for which a lease has been executed.

4.4                                 Dispute Resolution.  In the event the parties cannot agree on any matter set out in this Agreement, the parties, at the option of either party, may election to have the matter resolved by mediation.  The mediation shall take place in Hennepin County, State of Minnesota.  The party exercising the option to mediate shall give not less than ten (10) days’ written notice of the mediation.  The notice shall state the place and time of mediation and the name of the mediator, who shall be agreed upon by the parties or attorneys for the parties after consultation, or in absence of such agreement, shall be a licensed lawyer with prior experience as a mediator designated by the party calling for the mediation.  In the event mediation does not successfully resolve the matter, or in the event the option to mediate is not timely exercised, the parties may seek their remedies at law, including but not limited to the right to pursue such remedies in any state or federal court of competent jurisdiction, with the law of the State of Minnesota, without regard to its conflict of law provisions, to govern the construction and interpretation of this Agreement.

4.5                                 Remedies.  Each and every such remedy set forth in this Agreement shall be cumulative and shall be in addition to every other remedy given under this Agreement, provided that in no event shall a party be entitled to double recovery or multiple remedies which if effected in their totality would be inequitable or in bad faith.  No delay or omission to exercise any remedy or power accruing upon any event of default shall impair any such remedy or power or shall be construed to be a waiver thereof.  Any such remedy and power may be exercised from time to time and as often as may be deemed expedient.  In order to entitle either party to exercise any remedy reserved to it, it shall not be necessary to give notice, other than such notice as may be required in this Section 4.

4.6                                 No Additional Waiver Implied by One Waiver.  In the event any Event of Default is waived by the non-defaulting party, such waiver shall be limited to the particular Event of Default so waived and shall not be deemed to waive any other concurrent, previous or subsequent Event of Default hereunder.

SECTION 5
SITE SELECTION

Developer will assume all cost, liability, expense and responsibility for locating and obtaining sites for each Restaurant, provided Granite City has fulfilled its obligations related to review and cooperation in approval of such sites.  Developer will be responsible for coordination of constructing or renovating each Restaurant at such sites.

5.1                                 Prior to the acquisition of each site for a Restaurant, Granite City will, at its expense, submit to the Developer in writing, a description of the site and a market feasibility study including demographic information, land site plans, photographs, and such other information or materials as the Developer may reasonably require.  The Developer will have thirty (30) days after receipt of such information and materials from Granite City to review and approve the proposed site as the location for a Restaurant.  If Developer disapproves of any site, Developer will state in writing its reasons for disapproval.

5.2                                 If the phase one environmental audit for a potential site indicates a material risk of contamination, the Developer may elect not to develop the site.  In such an event Granite City shall agree not to develop such site as well.  Developer and Granite City will then endeavor to locate an alternative site.

5.3                                 After the location for a Restaurant has been reviewed and agreed upon by the Developer and Granite City, Developer shall purchase or lease the site in accordance with Development Schedule deadline set forth in Section 3.

5.4                                 Granite City shall select all furniture, fixtures and equipment necessary for the operation of each Restaurant.  Developer shall use its best efforts to secure a financing package for the furniture, fixtures and equipment for the four Restaurants for which construction is scheduled herein to commence in 2009.

5.5                                 As part of the services being provided by Developer under this Agreement, Developer is acting as Granite City’s exclusive agent in locating sites for Restaurant development, except for specific transactions which Granite City provides written notice to Developer prior to Developer’s contact with the owner of a site or the owner’s representative.  As such, Granite City acknowledges and agrees that Developer may be entitled to an additional brokerage commission paid by the owner of a site.  When reasonable to do so, Granite City agrees to support Developer in obtaining such a commission.

SECTION 6
INSPECTION

Upon receipt thereof, Developer agrees to provide Granite City copies of all proposed and executed construction contracts, subcontracts and purchase orders related to the construction of the Restaurant.  Granite City or its agents, contractors or employees shall be entitled, but not obligated, to inspect construction of the Restaurant, all records relating to the Project real estate, and the books and other financial records of Developer or the Contractor and Developer relating to the Project.  Developer shall require Contractor to cooperate with Granite City in enabling Granite City to accomplish such inspection.  At the completion of construction of the Restaurant, all items set forth on any inspection report or punchlist shall be completed before final payment is made to the Contractor.  The right of inspection is for the benefit of Granite City.  Granite City shall not be deemed to have assumed any responsibility to Developer or the Contractor, or any third party as a result of any such action nor shall Granite City be deemed to have waived any claims or warranties either by exercising such rights or by declining to exercise such rights.

SECTION 7
LEASE AGREEMENT

7.1                                 Leases.  For each Restaurant site developed by Developer, Granite City shall enter into a lease agreement (the “Lease”) with Developer or an assignee of Developer substantially in Granite City’s standard form to be finalized by the parties to be consistent with the terms and conditions of this Agreement and attached as Exhibit A prior to May 30, 2008 or such other date to which the parties may mutually agree in writing.  If the Parties cannot reach an agreement, this Agreement shall become null and void.  Each lease agreement shall contain the following terms:

(a)                                  Triple Net.  Each lease shall be a “pure” triple net lease in which the Developer will incur no additional operating expenses whatsoever, except for certain capital costs specified in the lease.

(b)                                 Term of Lease.  Each lease term shall be for twenty (20) years with three (3) seven-year options to renew, unless the underlying ground lease term is for a lesser term and Granite City specifically approves a lesser term for that reason.

(c)                                  Project Costs.  The Approved Total Project Cost of construction of the Restaurant shall be equal to the sum of (i) the Guaranteed Maximum Cost amount set forth in the AIA Guaranteed Maximum Cost Construction Contract, and (ii) the “Approved Soft Cost Budget” and (iii) “Approved Land Costs.”  The Approved Total Project Cost will not change unless Granite City initiates a change to the plans and specifications and both parties execute a change order or in the event that the Total Project Cost changes as a result of actions of Granite City or its suppliers.  Granite City will not be responsible for increases in costs resulting from change orders required as a result of failure of Developer to correctly determine conditions of a site prior to purchasing the site.  Except for the Restaurant Fee and a fee that may be paid by the owner of a site to Developer as Granite City’s representative, there will be no development fee, management, financing or other fee earned or due by the Developer it being agreed that such fees and the rent fully compensates Developer.  Project costs are more specifically defined in Exhibit B.

(d)                                 Rent.  The annual Base Rent (as defined in the Lease) shall be determined by multiplying the approved Total Project Cost, by 9.5%.  Annual Base Rent shall be increased on the 5th, 10th and 15th anniversaries of the Lease Commencement Date for the following five lease years by seven and one-half percent (7.5%).  Annual Base Rent shall be increased on each of the 20th, 27th and 34th anniversaries of the Lease Commencement Date for the following seven lease years by 10%.

For example, if the first Project has a Approved Total Project Cost of $3,000,000 and an actual Total Project Cost of $3,002,000 the annual Base Rent for the first lease year would be (9.5%) ($3,000,000) = $285,000.  On the fifth anniversary of the Lease Commencement Date the annual Base Rent would increase to $306,375.

Beginning on January 1, 2010, the parties shall annually review the market condition for the terminal cap rate used to calculate the Expected Sales Price in subsection 7.1(g).  The market terminal cap rate as of the date of this Agreement has been calculated at 8.25%.  The market terminal cap rate shall be reviewed to determine whether the percent used to calculate the annual base rent for a Restaurant site where a lease has not been executed between the parties needs to be adjusted.  If market conditions have changed, the parties shall use good faith efforts to agree upon a changed percent used to calculate the annual base rent that is 125 basis points over the changed market terminal cap rate.  In the event that the parties cannot in good faith agree on changed percent used to calculate the annual base rent to reflect market conditions related to the Expected Sales Price, either party may terminate this Agreement upon written thirty (30) day notice with the further opportunity to agree upon the changed percent during the thirty (30) day period.

(e)                                  Rent Commencement Date.  Rent shall commence for each site the earlier of (i) the day Granite City commences to operate as a public Restaurant, or (ii) the twenty-first (21) day after the issuance of a certificate of occupancy, provided that Granite City shall be liable for rent that would have been due and payable except for any delay in obtaining a certificate of occupancy beyond the approved Development Schedule to the extent such delay results solely from Granite City failing to complete the Tenant Improvements specified on Exhibit C per the approved Development Schedule without contribution to such delay by any acts or omissions of Developer.

(f)                                    Right of First Offer.  Granite City shall have the right of first offer to purchase the Restaurant real estate, improvements and, if owned by the Developer, the Restaurant furniture, fixtures and equipment, (“Restaurant Property”) prior to any sale of the Restaurant by Developer to a third party.  Developer shall provide notice to Granite City of acceptable terms of sale.  Granite City shall have ten (10) days to enter into a purchase agreement with Developer.  If Granite City does not enter into a purchase agreement with Developer within such ten (10) day period, Granite City’s right of first offer with respect to such sale shall expire.  If Developer does not enter into a purchase agreement at a purchase price of at least 90% of the purchase price Developer offered Granite City and close the purchase, within one (1) year of the expiration of Granite City’s ten day acceptance period or such purchase agreement is terminated prior to closing, Developer may not sell the Restaurant Property to a third party without first offering to sell the Restaurant Property to Granite City pursuant to the terms and conditions of the Right of First Offer.  The Right of First Offer shall not be included in the lease but may be recorded.  Provided that Granite City’s Right of First Offer has terminated pursuant to the terms of this subsection (f), Granite City shall execute and deliver to Developer a written recordable acknowledgement of the termination of Granite City’s Right of First Offer drafted by Developer and reasonably acceptable to Granite City.

(g)                                 Profit Split.  The Lease will provide that when Developer sells any Restaurant developed pursuant to this Agreement (“Restaurant”) and/or assigns the landlord’s interest in such Lease, (collectively, the Restaurant and Lease are sometimes called the “Property”), Developer will pay half of any “Excess Profit” to Granite City upon closing of the sale.  Excess Profit is defined as the amount of the sales price for the Property in excess of the sum of “Expected Sales Price” and Costs of Sale.  “Costs of Sale” means customary costs incurred to sell the Restaurant Property inclusive of transfer taxes, recording costs, title costs, due diligence costs incurred by Developer under the purchase agreement, brokerage commissions and legal fees.  The Developer may select a related party as the broker for such sale.  The Expected Sales Price is the annual Base Rent (as defined in the Lease) on the day the purchase agreement for the Property is fully executed divided by 8.25%.   For example, a Restaurant that cost $2,450,000 would be leased to Granite City at 9.5% of the cost, or $232,750 annually.  The terminal cap rate of 8.25% would imply an Expected Sales Price of $2,821,212 (i.e. $232,750/8.25%).  The excess of any sale price above $2,821,212 would be split 50/50 between United and Granite City.  If, for example the building sold at a cap rate of 7.5% or $3,103,333 (i.e. $232,750/7.5%) then each party would split the excess profit of $282,121 (i.e. $3,103,333 - $2,821,212).  Any loss on the sale of a property would be borne solely by Developer.

(h)                                 It is anticipated that Granite City will need to make substantial improvements to the Restaurant every 5 to 7 years during the term of the Lease.  After obtaining written approval of such improvements from Developer, which shall not be unreasonably withheld or delayed, Granite City may enter into a construction contract with a general contractor to construct such improvements.  In such event Granite City will not commence construction unless Developer approves the contractor, the contract, and builders risk insurance, such approvals not to be unreasonably withheld or delayed and until Granite City has satisfied Developer that Granite City has the funds necessary to pay the cost of such improvements.  Granite City may finance such improvements with a leasehold mortgage reasonably acceptable to Developer.  The terms of this Section 7.1(i) shall be incorporated in more detail in the Lease.

7.2                                 Lease to Govern.  Once a lease is executed for a specific Restaurant site, the terms of the lease shall govern and control the relationship of the parties with respect to the specific Restaurant site.  To the extent that any provisions of this Agreement are inconsistent with or contrary to the provisions of the executed lease, the provisions of the executed lease shall control.

SECTION 8
NUMBER OF SITES

8.1                                 Developer agrees to develop, build and lease up to twenty-two (22) Restaurants in the period commencing January 1, 2009 through December 31, 2012.  Except as hereinafter provided, during such period, Developer shall be the exclusive developer for Granite City during the term of this Agreement except as set forth in Sections 8.2, 8.3 and 8.4.  Granite City shall not utilize any other developer as long as this Agreement is in effect.  Developer shall be owner of Restaurants developed pursuant to this Agreement.  Granite City and Developer agree upon the following development schedule:

2009	4 Restaurants
2010	6 Restaurants
2011	6 Restaurants
2012	6 Restaurants

8.2                                 Notwithstanding the above, without penalty or liability, and without waiving any rights under this Agreement, Granite City may:

(a)                                  Use another developer to develop Restaurants if the Agreement is terminated pursuant to Section 3 or 4.2 because of a Developer Default.

(b)                                 Use another developer to develop a particular Restaurant if Developer declines to develop such Restaurant for any reason including Developer’s unwillingness to approve the Guaranteed Maximum Cost, the Total Project Cost, or the Restaurant Site.

In addition to the foregoing, Granite City may, without liability to Developer, utilize its existing developer to develop three planned Restaurants; one in South Bend, Indiana; one in Indianapolis, Indiana in 2008, and one in Troy, Michigan in 2009.  Such Restaurants shall not be counted toward the 22-Restaurant Project to be developed by Developer pursuant to this Agreement.

8.3                                 Notwithstanding any other clause herein to the contrary, if Granite City elects to develop a greater number of Restaurants during the term of this Agreement than provided in this Agreement, it shall:  (a) notify Developer in writing of the locations and tentative schedule for developments; and (b) agree to promptly meet with Developer to discuss such increased development.  Developer shall have thirty (30) days following the date of written notice from Granite City to elect to increase the number of Restaurants by some or all of the additional Restaurants requested by Granite City.  If such election is made, such additional Restaurants shall be added to the number of Restaurants to be developed pursuant to Section 8.1.  If Developer declines to develop some or all of such additional Restaurants, Granite City may pursue development of such Restaurants utilizing other developers, free of any obligation to Developer under this Agreement with respect to such additional Restaurants, and the parties hereto shall remain obligated under this Agreement in accordance with its terms.

8.4                                 The parties anticipate that the preferred project is for Developer to purchase fee title to a site and construct a Restaurant for lease to Granite City.  However, the parties recognize that occasionally it might be preferable for Developer to purchase and rehab an existing building or to ground lease land for construction of a Restaurant to be leased to Granite City.  On such occasions, Developer and Granite City shall enter into exclusive negotiations for a period of sixty (60) days to attempt to determine a fee arrangement acceptable to the parties.  If a mutually acceptable fee arrangement can not be agreed upon within such time frame, Granite City can utilize another developer for such site.

SECTION 9
TERM

9.1                                 This Agreement shall terminate on the later of i) December 31, 2012 or ii) the date of completion of the last Restaurant to be completed for which construction was commenced prior to December 31, 2012.

9.2                                 Notwithstanding any other clause herein to the contrary, Granite City may terminate this Agreement without penalty or payment by written notice to Developer within ninety (90) days of another party acquiring substantially all the stock or assets of Granite City by merger or otherwise.  In such event, Granite City shall comply with the terms of this Agreement with respect to any Restaurant for which Developer has previously entered into a binding agreement to acquire the land for such Restaurant but Granite City shall not be obligated to develop other Restaurants with Developer.

SECTION 10
GENERAL PROVISIONS

10.1                           Notice.  Unless otherwise required by law, any notices required or permitted to be given hereunder may be, and shall be deemed, given when delivered in person, by overnight courier or deposited in the United States Mail, postage prepaid, addressed to the party or parties to whom notice is to be given, at the following addresses, or to such other addresses as the parties may for themselves designate in writing by notice hereunder:

If to Developer:	With a Copy to:
John Breitinger	Greg Brenny
3500 American Blvd. W, Ste 200	Fafinski Mark & Johnson, P.A.
Minneapolis, MN 55431	775 Prairie Center Drive, Suite 400
Eden Prairie, Minnesota 55344

If to Granite City Food & Brewery, Ltd.:	With a Copy to:
Steven J. Wagenheim	Avron Gordon, Esq.
5402 Parkdale Drive, Ste 101	Briggs and Morgan, P.A.
St. Louis Park, MN 55416	2400 IDS Center
Minneapolis, MN 55402

10.2                           Miscellaneous.  This Agreement (i) shall be construed under and in accordance with the laws of the State of Minnesota; (ii) may be executed in one or more counterparts, all of which shall be considered one and the same agreement; (iii) embodies the entire agreement and understanding, and supersedes all prior agreements and understandings between Developer and Granite City relating to the subject matter hereof; and (iv) may be amended or modified only in writing or as specifically provided herein.

10.3                           Successors and Assigns.  Developer shall have no right to assign this Agreement or any of its rights or obligations hereunder, except to an entity of which Developer has a controlling interest.  Subject to the preceding sentence, this Agreement shall be binding on and inure to the benefit of the parties hereto and their respective personal representatives, successors and assigns.

10.4                           Exhibits.  All exhibits attached hereto are incorporated herein and form a part of this Agreement.

10.5                           Binding Effect.  This Agreement shall be binding on the parties hereto, their heirs, executors, personal representatives, successors and assigns and supersedes any prior agreement for the development of the Project between the parties hereto.

10.6                           Headings.  All section headings in this Agreement are for convenience of reference only and are not intended to qualify the meaning of any section.

10.7                           Pronouns.  All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, shall include all other genders, the singular shall include the plural, and vice versa as the context may require.

10.8                           Benefit of Agreement.  The obligations and undertakings of the Developers set forth in this Agreement are made for the benefit of the parties and shall not inure to the benefit of any creditor of the parties or any owner of the parties or any other third party, notwithstanding any pledge or assignment by a party of this Agreement or any rights hereunder.

10.9                           Counterparts.  This agreement may be executed by the parties in counterpart and the signature pages assembled into one agreement.  In such event each such assembled agreement shall be deemed a complete agreement binding on both parties to the Agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first written above.

GRANITE CITY FOOD & BREWERY, LTD.

By	/s/ James G. Gilbertson
Its	Chief Financial Officer

UNITED PROPERTIES INVESTMENT LLC

By	/s/	Keith A. Ulstad
Print		Keith A. Ulstad
Its	Vice President

By	/s/ John Breitinger
Print	John Breitinger
Its	Vice President

EXHIBIT A

LEASE

[To be filed when prepared.]

A-1

EXHIBIT B

PROJECT COSTS

The following items are included in, but not limited to, “Total Project Cost”:

HARD COSTS TO INCLUDE:

•                                          Building Permit(s)

•                                          Soil Test(s)

•                                          Survey & Stakeout

•                                          Demolition and Clearing of Site

•                                          Excavation, Fill, Grading, Final Grade

•                                          Sewer and Water

•                                          Footings and Foundations

•                                          Damproofing

•                                          Building Floor

•                                          Exterior Concrete/Flatwork

•                                          Patio

•                                          Curb & Gutter

•                                          Asphalt Paving

•                                          Parking Lot Striping

•                                          Lawn Sprinkler System, Sod, Landscaping

•                                          Fences and Enclosures

•                                          Exterior Signage (illuminated and non-illuminated)

•                                          Tools and Equipment

•                                          Clean Up

•                                          Temporary Power and Utilities

•                                          Temporary Facilities

•                                          Miscellaneous Materials & Labor

•                                          HVAC

•                                          Plumbing

•                                          Electrical

•                                          Electrical Fixtures (Some)

•                                          Building Sprinkler Systems

•                                          Framing

•                                          Insulation

•                                          Drywall

•                                          Finish Labor

•                                          Painting and Staining

•                                          Acoustical Ceiling

•                                          Quarry/Ceramic Tile, Carpet, Vinyl, Cove Base

•                                          Building Package System, Building Materials, Trusses, Steel, Finish Materials

•                                          Aluminum Entrance Assemblies/Exterior Doors

•                                          Impact Fees, SAC and WAC, park dedication fees and other government entitlement costs

•                                          Soil Treatment for Termite Inspection (if locally advisable)

•                                          Windows

•                                          Roof, Gutters, Downspouts

•                                          Fire Extinguishers (if purchased by Developer)

•                                          Mini-Blinds (if purchased by Developer)

•                                          Bathroom Accessories (if purchased by Developer)

•                                          Cabinets (if purchased by Developer)

•                                          Shelving (if purchased by Developer)

•                                          Laminate/Marble Tops

•                                          Furniture, Fixtures or Equipment installed and paid for by Landlord, if any

HARD COSTS TO BE EXCLUDED FROM TOTAL PROJECT COST:

The following costs shall be excluded from the Project Costs:

•                                          Tenant Work constructed and paid for by Tenant

•                                          Furniture, Fixtures and Equipment installed or constructed and paid for by Tenant

LAND AND SOFT COSTS TO BE INCLUDED IN TOTAL PROJECT COST:

The following costs shall be included in the Total Project Cost:

•                                          Land Cost

•                                          Title Insurance

•                                          Architect fees (even if architect contract is with Granite City)

•                                          Civil Engineer

•                                          Mechanical Engineer

•                                          Electrical Engineer

•                                          Project Management Fee

•                                          Appraisal

•                                          Recording Fees

•                                          Financing Fees

•                                          Construction Interest

•                                          Real Estate Taxes

•                                          Drafting Fees

•                                          Builders Risk Insurance

•                                          Blueprints and Spec Books

•                                          Project Sign

•                                          Geotechnical Fees

•                                          Environmental audits

•                                          Legal fees for site specific legal matters such as zoning, land use, environmental matters or negotiating contracts specifically for the site

(this category excludes among other things legal fees incurred by either party negotiating non-site specific contracts and base forms between the parties, or advising a party as to the parties corporate matters)

•                                          Travel expenses subsequent to site approval within an agreed upon budget

•                                          Restaurant Fee

SOFT COSTS TO BE EXCLUDED FROM TOTAL PROJECT COST

•                                          Costs to set up and administer the relationship inclusive of legal fees for this Development Agreement and lease forms

•                                          Costs to develop, build and maintain the secure web based applications

•                                          Travel expenses prior to site approval

•                                          Market analysis costs

•                                          Developer overhead and professional time expended

EXHIBIT C

TENANT’S WORK

Tenant’s Work to include furniture, fixtures and equipment (“FF&E”)

Back of House

•                                          Kitchen Equipment

•                                          Coolers and freezers

•                                          Shelving

•                                          Pots, pans, and other food preparation small goods

•                                          Dinnerware

•                                          Bar casework and tops

Front of House

•                                          POS Station Casework and tops

•                                          Host Station Casework and tops

•                                          Furniture room divider and tops

•                                          Public Restroom vanities and tops

•                                          Booths, Tables, Chairs and Bar Stools

•                                          Hammered metal Trim and Railings

•                                          Artwork

•                                          Other loose decorations

Brewery

•                                          All Brewery Equipment (Provided by GCFB, installed by Developer via General Contractor

•                                          Cooler

C-1

EXHIBIT D

GCFB DEVELOPMENT SCHEDULE

GCFB Development Schedule

ID	Task Name	Duration
1	**Development Timeline**	**260 days**
2	**Market Identification Period**	**5 days**
3	Market Determination	0 days
4	Visit Market	3 days
5	Shortlist Preferred Sites	2 days
6	**Site Suitability Period**	**25 days**
7	**Collection & Analysis of Market Data**	**15 days**
8	Competition	2 wk
9	Liquor License Availability	2 wk
10	Property Taxes	2 wk
11	Demographics	2 wk
12	Labor	2 wk
13	Sales Estimates	1 wk
14	Preliminary Development Budget	1 wk
15	Review Zoning & Impact of Necessary Approval	1 wk
16	ROI Analysis & Funding Structure Determination	1 wk
17	"Go / No Go" Decision Point	0 days
18	Present Findings to Board	1 wk
19	**LOI Period**	**20 days**
20	LOI Negotiation	4 wk
21	Preliminary Site Plan Approval by LOI Parties	2 wk
22	LOI Execution	0 days
23	**Due Diligence Period**	**85 days**
24	**Construction Due Diligence**	**85 days**
25	Phase One	3 wk
26	Geotechnical Survey	3 wk
27	ALTA Survey	3 wk
28	Preliminary Code Check	2 wk
29	Signage Verification	2 wk
30	Utility Availability	2 wk
31	Permitting Procedure Verification	1 wk
32	Present Findings to Committee	0 wk
33	Internal Concept Site Plan Approval	1 wk
34	Site Plan Development by Civil	1 wk
35	City Preliminary Site Plan Approval	4 wk
36	Construction Document Development	4 wk
37	Permitting	3 wk
38	Contractor Bids	3 wk
39	Bid Review	1 wk
40	Liquor License Due Diligence	85 days
41	Execute Lease	0 days
42	**Construction Phase**	**125 days**
43	Project Award	1 wk
44	Commence Construction	0 days
45	Construction Period	24 wk

Development Timeline
Market Identification Period
Market Determination
Visit Market
Shortlist Preferred Sites
Site Suitability Period
Collection & Analysis of Market Data
Competition
Liquor License Availability
Property Taxes
Demographics
Labor
Sales Estimates
Preliminary Development Budget
Review Zoning & Impact of Necessary Approvals
ROI Analysis & Funding Structure Determination
"Go / No Go" Decision Point
Present Findings to Board
LOI Period
LOI Negotiation
Preliminary Site Plan Approval by LOI Parties
LOI Execution
Due Diligence Period
Construction Due Diligence
Phase One
Geotechnical Survey
ALTA Survey
Preliminary Code Check
Signage Verification
Utility Availability
Permitting Procedure Verification
Present Findings to Committee
Internal Concept Site Plan Approval
Site Plan Development by Civil
City Preliminary Site Plan Approval
Construction Document Development
Permitting
Contractor Bids
Bid Review
Liquor License Due Diligence
Execute Lease
Construction Phase
Project Award
Commence Construction
Construction Period

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